CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 25, 2007, with respect to the consolidated financial statements, accompanying schedules, and internal control over financial reporting appearing in the 2007 Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Conversion Devices, Inc. on Form S-3ASR (File No. 333-131886, effective February 16, 2006), on Form S-3 (File No. 333-129234, effective November 7, 2005) and on Forms S-8 (File No. 333-142061, effective April 12, 2007, File No. 333-84398, effective March 15, 2002 and File No. 33-92918, effective May 31, 1995).
/s/ GRANT THORNTON LLP
Southfield, MI
June 11, 2008